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                     November 18, 2022

       Alex Yamashita
       Chief Executive Officer
       Blue Safari Group Acquisition Corp.
       The Sun   s Group Center, 29 Floor
       200 Gloucester Road,
       Wan Chai, Hong Kong

                                                        Re: Blue Safari Group
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 2,
2022
                                                            File No. 001-40473

       Dear Alex Yamashita:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Howard Zhang